                                                                       EXHIBIT F

October 31, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C. 20549

                                            Re:      Conectiv
                                                     SEC File No. 70-9069

Dear Sir or Madam:

         I am the Vice President, General Counsel and Secretary of Conectiv, a Delaware corporation ("Conectiv"), and have acted as its counsel in connection with Post-Effective Amendment No. 7 to the Application/Declaration on Form U-1 (File No. 70-9069) (the "Amendment") filed with the Securities and Exchange Commission ("Commission") jointly by Conectiv and several direct and indirect nonutility subsidiaries named therein, including ATS Operating Services, Inc., Atlantic Generation, Inc., Atlantic Jersey Thermal Systems, Inc., Conectiv Energy Supply, Inc., Conectiv Operating Services Company, and Conectiv Thermal Systems, Inc. (each, an "Applicant" and collectively, the "Applicants") and previously amended by Pre-Effective Amendments Nos. 1 through 4 and Post-Effective Amendments Nos. 1 through 6 (as so amended, the "Application").

         By this Amendment, Applicants request that the Commission: (i) authorize any current or future nonutility subsidiaries that derive substantially all of their revenues from energy related activities ("Energy Related Subsidiaries") to engage in Energy Marketing (as defined in the Amendment) in Canada; (ii) authorize the Energy Related Subsidiaries to provide Energy Management and Consulting Services (each as defined in the Amendment) anywhere outside the United States; and (iii) reserve jurisdiction over other activities of Energy Related Subsidiaries outside the United States and Canada pending completion of the record.

         I am a member of the bar of the State of Delaware, the state in which all but one of the Applicants are incorporated. I am also a member of the bar of the Commonwealth of Virginia, in which certain of the subsidiaries named in the Application are authorized to do business. I am not a member of the bar of the State of New Jersey (in which Atlantic Generation, Inc. is incorporated). I do not hold myself out as an expert in the laws of any state other than Delaware or Virginia, although I have consulted and will consult with counsel to Conectiv who are experts in such laws. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained by Conectiv who are members of the bar of the States of New Jersey.

         In connection with this opinion, I, or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of Conectiv and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In my examination, I or they have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have relied, when relevant facts were not independently established, upon statements contained in the Application.

         The opinions expressed below in respect of the proposed transactions described in the Application (the "Proposed Transactions") are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

         (a) The Commission shall have duly entered an appropriate order or orders granting and permitting the Application to become effective under the Act and the rules and regulations thereunder and the Proposed Transactions are consummated in accordance with Application.

         (b) Appropriate corporate action shall have been taken by each of the applicable Applicants to authorize the Proposed Transactions, any applicable documents relating to the Proposed Transactions shall have been executed and delivered and any appropriate taxes shall have been paid.

         (c) Each of the applicable Applicants shall have obtained any consents, waivers and releases required for the Proposed Transactions under all applicable governing documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

         (d) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

         (e) Each of the Applicants, shall, at the time of the Proposed Transactions, continue to be duly incorporated and validly existing in good standing under the laws of the jurisdiction in which it is domiciled.

         Based on the foregoing, and subject to the assumptions and conditions set forth herein, I am of the opinion that, in the event the Proposed Transactions are consummated in accordance with the Application:

         1. All state laws applicable to the Proposed Transactions will have been complied with.

         2. Each of the Applicants is, and will be at the time of the Proposed Transaction, duly formed or incorporated under the laws of the jurisdiction in which it is domiciled.

         3. The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by any Applicant or any associate company thereof.

         I hereby consent to the use of this opinion in connection with the Application.

                                                   Very truly yours,

                                                  /s/Peter F. Clark
                                                  ------------------------------
                                                  Peter F. Clark



                                       9